** Confidential treatment has been requested with respect to the information contained within the "[**]" markings. Such marked portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission

                                                                   EXHIBIT 10.36

                             MANUFACTURING AGREEMENT

                                 by and between

                          PREMISYS COMMUNICATIONS, INC.

                                       and

                              CMC MISSISSIPPI INC.


This Agreement is entered into this 9th day of Jan., 1997, by and between PREMISYS COMMUNICATIONS, INC., a California corporation having a place of business at 48664 Milmont Drive, Fremont, California, 94538, ("Buyer") and CMC MISSISSIPPI INC., a Mississippi corporation, having a place of business at 1801 Fulton Drive, Corinth, Mississippi, 38834 ("Seller").

1.   DEFINITIONS

     AML                      Approved Manufacturer List

     ATP                      Availability To Promise

     BABT                     British Approvals Board for Telecommunications

     DMR                      Discrepant Material Report

     ECO                      Engineering Change Orders

     EDI                      Electronic Data Interchange

     ESD                      Electric Static Discharge

     FGI                      Finished Goods Inventory

     FIFO                     First In First Out

     FOB                      Free On Board

     ICT                      In Circuit Test

     MOQ                      Minimum Order Quantity

     MRP                      Material Requirements Planning

     NCNR                     Non-Cancelable Non-Reschedule

     NDA                      Non-Disclosure Agreement

     NRE                      Non-Recurring Engineering

     P/I                      ECO Disposition: Phase In

     PCB                      Printed Circuit Board

     POTS                     Plain Old Telephone Service

     PPM                      Parts Per Million

     PPV                      Purchase Price Variance

     RMA                      Return Material Authorization

     RWK                      ECO Disposition: Rework

     SMT                      Surface Mount Technology

     SOF                      Sales Order Forecast

     UAI                      ECO Disposition: Use As Is

     VPA                      Volume Purchase Agreement

     WIP                      Work In Process

     Delivery Date            The scheduled date for material receipt at Buyer's
                              premises as indicated on Buyer's Purchase Orders.

     Purchase Order           A periodic contract specifying Product part
                              number, Product description, quantity, price, revision, scheduled delivery date and ship-to address.

     Written Communication    Throughout this contract, communication between
                              the Buyer and Seller is referred or alluded to.
                              This means any type of mutually agreed to form of documented communication; U.S. mail, express courier, facsimile, E-mail, EDI, etc. The communication will be deemed received on the date it is transmitted (and verified) electronically, taking into account time zone differences, or on the date it is actual delivered by U.S. mail or other express courier.

2.   TERM OF AGREEMENT

     2.1. The term of this Agreement ("Term") shall commence on January 12, 1997 and expire on January 12, 1998 (twelve months after the commencement). In the event that neither party to this Agreement gives written notice to the other within three (3) months prior to an expiration date, this Agreement shall automatically be renewed for successive twelve-month periods, unless terminated in accordance with
           Section 14 or Section 18 hereof. All existing terms and conditions shall remain the same, unless specifically modified by the parties in a written amendment to this Agreement.

3.   STATEMENT OF WORK

     3.1. Buyer agrees that Seller shall be a manufacturer of Products, as defined in Purchase

           Order and amended from time to time upon the mutual agreement of the parties, for the Term, as long as schedule, delivery and pricing requirements of this Agreement are met.

     3.2. Seller agrees to assemble, test, inspect, package for delivery and sell the Products only to Buyer as described in this Agreement, and Buyer agrees to purchase the Products in accordance with the terms and subject to the conditions of this Agreement.

     3.3. Buyer shall consign to Seller all applicable Product documentation, including bills of materials, for use in the manufacture of each Product. Seller shall make available to Buyer all necessary manufacturing, testing, inspection and other information required in the qualification of the manufacturing process, as mutually agreed by the parties, as well as a costed bill of materials for each Product, excluding certain components which, by contractual obligation with suppliers, Seller cannot divulge. A written NDA shall be signed by both Buyer and Seller prior to transfer of Product documentation from Buyer to Seller.

     3.4. Seller shall purchase parts and material for Products only from Buyer's AML; as amended from time to time and submitted in writing by Buyer via the Buyer's Source Control Process.

     3.5. Nothing in this Agreement shall obligate Buyer to purchase any quantity of Products from Seller for which Buyer does not deliver to Seller a purchase order nor shall anything in this Agreement prevent Buyer from purchasing from any source other than Seller.

4.   ORDERS

     4.1. Upon execution of this Agreement, and on a quarterly basis thereafter, Buyer shall supply Seller with an eight (8) month rolling SOF for anticipated requirements for each Product. This forecast shall be used to drive Seller's MRP thereby providing Seller with ATP against future Purchase Orders submitted.

     4.2. Pursuant to this Section 4, Buyer shall issue written Purchase Orders signed by an authorized representative of Buyer. Such Purchase Orders shall, at a minimum, indicate the; quantity, Buyer's part number, description, revision level(s), price, ship-to address, and Delivery Date(s) for each Product ordered. Buyer shall ensure that the delivery schedule contained in each Purchase Order will allow for a standard Product lead time of not less than four (4) months.

     4.3. Upon execution of this Agreement, Buyer shall issue a Purchase Order for Products to be delivered during the first 180-day period of the Term. Subject to the provisions hereof, including, without limitation, Section 5 and 6 hereof, Buyer may issue a

           Purchase Order or change order each thirty (30) days or as business conditions dictate, specifying Products to be delivered during the succeeding six (6) month period.

     4.4. All Purchase Orders for Products are subject to Seller's review for correct specification level and pricing. Seller's acceptance and confirmation shall be within five (5) business days of the date of Buyer's issuance and Seller's receipt. Each Purchase Order shall become effective upon written acceptance of the Seller provided that, however, in the event that no written confirmation is received within six (6) business days of the date of Buyer's issuance and Seller's receipt, the Purchase Orders shall be deemed accepted and confirmed by both parties.

     4.5. The parties hereby agree that where any term or provision in any Purchase Order conflicts with, or could be construed to alter, a term or provision of this Agreement, the term or provision herein shall govern.

5.   RESCHEDULES AND CANCELLATIONS

     5.1. Seller shall use reasonable efforts to accommodate any reschedule request, subject in each case to material availability, available capacity and other factors impacting the manufacturing process, and subject to the following guidelines:

           5.1.1. Orders and quantities scheduled for a Delivery Date within thirty (30) days of the current date cannot be rescheduled out to a later date;

           5.1.2. Orders and quantities scheduled for a Delivery Date between thirty-one (31) and sixty (60) days of the current date may be rescheduled out to a maximum of ninety (90) days.

           5.1.3. Orders and quantities scheduled for a Delivery Date outside sixty (60) days of the current date are cancelable at no fee; subject to obligations for written acceptance of NCNR and/or component MOQ by Buyer.

     5.2. Reschedules must be in the form of written changes to existing Purchase Orders. Seller's acceptance and confirmation of reschedule requests shall be within five (5) business days of the date of Buyer's issuance and Seller's receipt provided that, however, in the event that no written confirmation is received within six (6) business days of the date of Buyer's issuance and Seller's receipt, the reschedule shall be deemed accepted and confirmed by both parties.

     5.3. Buyer may at any time expedite delivery of a Product by requesting an earlier delivery date with no additional fee. Seller shall use best efforts to accommodate such requests. In cases where best efforts are insufficient due to PPV issues, Seller shall identify all gating items and corresponding PPV proposals within five (5) business days of Buyer's request date and Buyer shall respond to said gating items within three (3) business days of Seller's response. Buyer acknowledges the responsibility to provide a timely response to Seller's queries and reasonable assistance to secure material when expediting efforts are in process. Such assistance is not to be construed to include material purchases by Buyer for resale to Seller in support of such efforts. Acceptance of Products delivered in accordance with Buyer's reschedule request (Purchase Order change order) constitute Buyer's agreement to the payment terms contained herein.

     5.4. Seller shall make best efforts to return "obsolete/excess" materials and/or components to the source of purchase or to use said materials and/or components for other Customers when held by the Seller due to cancellations or ECO's which are within ninety (90) days of Buyer's scheduled Delivery Date. Seller shall identify and return such materials and/or components at the time of cancellation or Product change. Buyer shall be responsible for reimbursement to Seller of demonstrated cancellation or restocking charges upon verification of best effort communications with the source of purchase and presentation of supplier invoices evidencing such charges. In the event that the excess material has become non-returnable or non-useable elsewhere, then Seller shall provide Buyer the origin of the excess material, the Product and quantities that were canceled by Buyer which used said material, and the purchase price of said material. Upon review and agreement by the Buyer, Buyer shall issue a Purchase Order for the excess material plus a 9.5% handling charge and determine a disposition of the material. Excess Material shall also include all other components and materials purchased by Seller for the manufacture of Products pursuant to a Purchase Order accepted by the Seller for Products that have not been completed at the time of termination of this Agreement for cause.

     5.5. Buyer may, at any time, provide written notification of cancellation of Purchase Order Line Item balances in the event of:

           5.5.1.    Buyer accepted short shipments pursuant to Section 7.7.

           5.5.2.    Certification revocation pursuant to Section 9.9.

     5.6. Buyer demands, and Seller acknowledges, that on-time shipments of Products purchased from Seller is a primary factor of Buyer's successful business operations. To compensate for potential cancellations and expediting costs on behalf of Buyer's customers due to late shipments on the part of Seller, Buyer is entitled to cost reductions and an additional reschedule allowance (superseding
           Section 5.1) commensurate with the degree of late shipments on the part of Seller against accepted Purchase Orders with specified Delivery Dates as expressed in the following table:

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           ------------------------------------------------------------
                Days Late          Discount       Reschedule Allowance
           ------------------------------------------------------------
                   [**]              [**]                [**]
           ------------------------------------------------------------
                   [**]              [**]                [**]
           ------------------------------------------------------------
                   [**]              [**]                [**]
           ------------------------------------------------------------
                   [**]              [**]                [**]
           ------------------------------------------------------------

6.   PRICING

     6.1. Pricing shall be reviewed by Buyer and Seller quarterly, and price changes will be incorporated upon completion of review, effective for all orders placed and released. Price changes will not be applicable to any existing inventories or NCNR purchase orders that Buyer has in place with vendors. Seller shall allow Buyer to verify component prices via on line system data using a telephone number and password, if applicable, supplied to Buyer by Seller. Should further audits be deemed necessary by Buyer, Buyer may request an audit of invoices from Seller's vendors upon reasonable notification to Seller by Buyer. The component, material, and labor pricing agreed upon as a result of these quarterly reviews shall be based on actual costs, firm for all orders placed during the next three months, except as referenced for cost reductions under Section 6.3.

     6.2. Gross material mark-up will be determined on a step scale based on the average total annual volume, expressed in U.S. Dollars, averaged on a quarterly calendar basis. The following table shall be referenced:

           ------------------------------------------------------
           Average Annual Volume        [**]      [**]      [**]
           ------------------------------------------------------
           Gross Material Mark-Up %     [**]      [**]      [**]
           ------------------------------------------------------

     6.3. Buyer and Seller will make every reasonable effort to reduce costs in their respective areas.

           6.3.1.    Seller driven Cost Reductions

                     Buyer and Seller agree that Seller driven cost reductions will be [**] for the following six months. After the six month time period, the Product's component/material price will be reduced to actual cost plus the agreed upon mark-up.

                     (Seller driven cost reduction example: Seller recommends a new manufacturer's part which is acceptable to the Buyer and which is added to the Buyer's AML per the Buyer's Source Control process. This part change reduces the Product cost by [**]. The Product cost during the next six months will only be reduced by [**], thus earning the
                     Seller an extra   [**] profit per Product required and
                     shipped to Buyer during this time period.)

** Confidential treatment has been requested with respect to the information contained within the "[**]" markings. Such marked portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

           6.3.2.    Buyer Driven Cost Reductions

                     Seller agrees to use best efforts to implement Buyer arranged cost reductions, whether due to manufacturer or supplier substitution, subject to invoice offsets if delayed beyond the following maximum time limits (excluding custom materials and components under MOQ controls when inventory accumulation was the result of Buyer reschedules and subject to Buyer verification):

                     6.3.2.1. When existing materials are on order and subject
                              to cancellation charges, Buyer cost reductions must occur within 75 days of notification (i.e., fifteen (15) days for reaction time plus thirty
                              (30) days for existing orders and thirty (30) days for kitting and manufacturing lead time except for excess material due to any Buyer initiated reschedule or material on order under NCNR terms.

                     6.3.2.2. When Buyer's arrangements (e.g., VPA, etc.) permit price effectivity on existing orders, Buyer cost reductions must occur within 45 days of notification (i.e., fifteen (15) days for reaction time plus thirty (30) days for kitting and manufacturing lead time) except for excess material due to any Buyer initiated reschedule or material on order under NCNR terms.

     6.4. Engineering changes shall be set forth in written ECOs furnished by Buyer to Seller. Seller shall evaluate the ECO for cost and/or schedule impact within ten (10) business days of the date of ECO receipt, based on Buyer's indicated ECO implementation requirements. Buyer shall be advised of all potential price and/or schedule impacts incurred by Seller in connection with such changes. Seller shall not commence implementation of engineering changes which have a price and/or schedule impact until written approval has been received from Buyer authorizing all price and/or schedule impacts. ECO implementations shall occur as appropriate to the ECO dispositions indicated in the following sections:

           6.4.1. UAI dispositions shall be implemented upon exhaustion of affected inventory immediately following the effectivity date of the ECO and shall not have applicable rework or excess inventory charges.

           6.4.2. P/I dispositions shall be implemented upon the next scheduled production run immediately following the effectivity date of the ECO.

           6.4.3. RWK dispositions shall be implemented immediately following the effectivity date of the ECO and are applicable to all affected inventory (i.e., WIP, FGI and Safety Stock) regardless of processing state.

     6.5. Buyer shall be responsible for all freight, duties, insurance, and other external shipping costs incurred by Seller, in addition to the unit prices payable pursuant to Section 6.1, in connection with the Products shipped to Buyer. However, in the event that Product is not available by the specified Delivery Date indicated on accepted Purchase Orders, Seller may, at the sole discretion of Buyer, be liable for freight expediting charges required to achieve the specified Delivery Date. Such expediting charges would be charged as offsets to existing invoices.

7.   DELIVERY

     7.1. The risk of loss and title to Products shall pass to Buyer at FOB shipping point.

     7.2. Seller shall package each Product according to written specifications supplied by the Buyer. Seller shall take reasonable steps needed to insure maximum protection from damage due to handling, ESD and other hazards which might occur during handling and transit.

     7.3. A packing list will accompany each shipment and include, at a minimum, the; purchase order number, Buyer's part number, revision, serial numbers, quantity, quantity back-ordered, date of shipment, country of origin, manufacturer's affidavits of all American made components, and foreign assemblers declaration.

     7.4. Buyer shall designate the carrier and method of all shipments. Buyer may withhold authorization to carrier for shipment acceptance in the event of partial availability of Products (Section 7.7) or written consolidation requirements expressed at time of Purchase Order acceptance (Section 4.4).

     7.5.  Seller shall notify Buyer of Products ready for shipment at least two
           (2) days prior to actual shipment. All shipments are to receive written authorization prior to release to the designated carrier; a copy of which will be sent to the designated carrier by Buyer.

     7.6. Seller shall deliver Products in accordance with the scheduled Delivery Dates set forth in any Purchase Order issued and accepted in conformity with this Agreement. Seller shall ship to the locations designated by Buyer. Seller shall schedule delivery and initiate shipment so Products reach the Buyer's facility in a window from three (3) days prior to the scheduled Delivery Date to zero (0) days past the scheduled Delivery Date. Buyer shall be notified of shipment by facsimile transmission to Buyer of a copy of the Packing List or other agreed upon document within twenty-four (24) hours of actual shipment of Products. Any delay in notification to Buyer shall defer invoice payment by a corresponding period. Shipping notification will include, at a minimum, the Purchase Order number, Buyer's part number, revision, quantity shipped, quantity back-ordered, date of shipment and components that are of US domestic origin and their value. Seller will not ship any of the Buyer's

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           Products short any components without Buyer's written authorization.

     7.7. Seller will not ship less than 100% of the total quantity of Products ordered per Purchase Order line item nor ship more than the total quantity of Products ordered per Purchase Order line item without the written approval of Buyer.

8.   PAYMENT TERMS

     8.1. Payments shall be made in U.S. dollars Net thirty (30) days from the date of invoice, subject to offsets due to late shipment notification (Section 7.6), and sent to the following address:

           CMC Mississippi Inc.
           1801 Fulton Drive
           Corinth, MS  38834

     8.2. If Buyer disputes the amount due pursuant to any invoice, the Buyer may only withhold payment of the amount in dispute, if the Seller is notified in writing of the dispute in question within twenty-five
           (25) days of receipt of the subject invoice. Otherwise, payment shall be made in full as required by this Section.

     8.3. Each party shall refund any disputed amount already paid to the other party after receipt of satisfactory supporting evidence. In no case shall any adjustment, refund, or credit be issued for any items after six (6) months following the original date of the subject invoice, unless such items are called to the attention of the Seller in writing within six (6) months following the original date of the subject invoice or are as a result of defects covered under Warranty in Section 11.

     8.4. All invoices will be in writing and contain, at a minimum, the following information; Buyer's invoice and ship-to address, Buyer's purchase order number, Product or service description, quantity of goods shipped, unit and extended price, and method of shipment.

9.   PRODUCT QUALITY STANDARDS; BUYER'S REMEDY FOR NON-CONFORMANCE

     9.1. Buyer and Seller hereby agree to mutually establish the standards of Product quality as set forth in this section ("Quality Standards"). Seller shall adopt the processes and procedures for quality control as set forth herein ("Quality Control Tests") and Buyer shall adopt the processes and procedures for incoming inspection of Products as set forth herein ("Incoming Inspection"). At a minimum, Buyer expects Products to be built to the latest issue of the following acceptable industry and workmanship standards;

           9.1.1.    IPC-A-610 Class 2 (Acceptability of Electronic Assemblies),

           9.1.2. IPC-S-815 Class 2 (SMT - Acceptability of Electronic Assemblies),

           9.1.3. IPC-R-700 (Guidelines for modification and repair of PCB's and Assemblies),

           9.1.4.    IPC-A-600 (Acceptability of Printed Boards),

           9.1.5. BABT 340 approved production Quality Assurance schemes on all manufacturing processes used for Products in Buyer's multiplexer applications. Buyer to provide written notification to Seller in the event that Products are not intended for multiplexer applications such that Seller can obtain appropriate BABT certification for said applications.

     9.2. Prior to each shipment of Products to the Buyer, Seller shall perform Quality Control Tests as specified herein. Buyer, or Buyer's authorized representative, may inspect Seller's manufacturing and quality control facilities at any reasonable time upon advance notice. Upon request, Seller will provide Buyer with access and copies of Seller's quality control documentation applicable to Products in process and previously shipped to Buyer. Buyer's personnel shall comply with Seller's security and safety regulations while on Seller's premises.

     9.3. All Products ordered by Buyer pursuant to this Agreement shall be subject to an Incoming Inspection by Buyer at the Products' destination or at the Seller's facilities; as determined by Buyer. The Buyer shall accept all Products which pass such Incoming Inspection. Upon discovery of non-conforming Products, Buyer shall supply Seller with written notice of such rejection consisting of, at a minimum, a DMR indicating the specific discrepancies. All Products not explicitly rejected within ninety (90) days pursuant to this
           Section 9.3 shall be deemed to be accepted. Such Incoming Inspection will include, at a minimum, the following conformance expectations for acceptance:

           9.3.1. Workmanship failures, as agreed by both parties, in excess of 1000 PPM shall be rejected. PPM will be based on number of opportunities for error per assembly.

           9.3.2. Component failures in excess of 3.4 PPM on ICT tested Products shall be rejected if attributable to the assembly process.

     9.4. Upon receipt of notice of rejection, Seller shall, within two (2) days of such notice of rejection, verify indicated failure(s) and/or cause(s) for rejection and either:

           9.4.1. provide Buyer with a RMA number authorizing the Buyer to return such rejected Products to Seller for credit at Seller's expense and pursuant to which Seller may designate a carrier and method of shipment, or

           9.4.2. replace such rejected Products and request Buyer to dispose of such rejected Products at Sellers cost.

     9.5. In the event that Seller elects to provide Buyer with a RMA number, Buyer may, request replacement or repair of the rejected Products and shall arrange for shipment of the rejected Products to the Seller, freight collect, within seven (7) days of receipt of the RMA number. Seller shall, within seven (7) days of receipt of the Product, repair or replace such Product, at Seller's option, and return it to the Buyer, freight prepaid.

     9.6. In the event that Seller receives the rejected Products from Buyer and determines, by means of performance of additional Quality Control Tests on the rejected Products and/or other evidence, that the alleged defects in the Products are not the result of failure to meet the applicable Quality Standards on the part of the Seller, Seller shall repair or replace such Products in a timely manner and invoice the Buyer for the full expenses associated with such repair or replacement, including all costs associated with shipping such Products to the Seller and return the Products to Buyer freight collect.

     9.7. If Seller cannot meet the required turn around time specified by Buyer in regards to reworking or replacing the rejected material, or if it is more beneficial to either the Buyer or the Seller, the Seller may authorize Buyer, and Buyer may accept the responsibility, to "rework" rejected Product at Buyer's facility, or at another local subcontractor. Buyer will consequently be authorized to charge back to Seller the cost of all such rework.

     9.8. Buyer's remedies as set forth in this Section 9 shall be Buyer's sole remedies with respect to the non-conformance of Products with any requirements, terms or conditions of or pursuant to this Agreement.

     9.9. Seller shall maintain ISO9002 and BABT certification at all times throughout the term of this agreement. If at any time either of these certifications are challenged, temporarily suspended or revoked, Buyer shall immediately be notified. Revocation of these certifications are sufficient reason for Purchase Order cancellation for cause.

10.  SAFETY STOCK

     10.1. Seller, on a rolling FIFO basis, will carry in stock one additional two weeks quantity of assembled Product available for shipment within twenty-four (24) hours of notification by Buyer. Seller shall bring the Product safety stock quantities back up to their required level, within twelve (12) weeks of usage/shipment of Product to

           Buyer. However, Safety Stock restoration has priority over Purchase Order shipments and therefore, based on the sole discretion of the Buyer, Seller may be so instructed to defer scheduled shipments such that Safety Stock is returned to its required level.

     10.2. The two week safety stock quantity will be based on the Product's average one month requirement as derived from the eight (8) month SOF and expressed on Buyer's Safety Stock Purchase Order as modified periodically by Buyer. Quantities are to be reviewed monthly by Buyer and Seller. Product Safety Stock Inventory amounts shall not be greater than two (2) week's average production release plus an additional 10% or be less than two (2) week's average production release minus 10% except during the eight (8) week period immediately following an adjustment to the Safety Stock Purchase Order when modified by Buyer. Product Safety Stock Inventories are quantities above and beyond the production requirement schedule.

11.  WARRANTY

     11.1. Warranty by Seller.

           11.1.1. The following warranty for Products is in lieu of all conditions or warranties, express or implied, including, but not limited to, any implied conditions or warranties of merchantability or fitness for a particular purpose on the part of the Seller.

           11.1.2.   Seller warrants that, upon delivery and for a period of one
                     (1) year following receipt of a Product by Buyer's customer, such Product will be free from defects in workmanship for work which was performed by Seller.

     11.2. Warranty by Buyer

           Buyer warrants that, at the time of delivery of consigned materials and tools (as defined in Section 12 hereof) to Seller, Buyer has free and clear title to the consigned materials and tools. Buyer warrants the consigned materials and tools against faulty workmanship and materials, that they meet applicable specifications and that the tools perform the functions on which the Seller will rely to manufacture the Products. Buyer warrants and represents that it is the owner of any and all proprietary rights in the information provided to Seller in order to manufacture the Products, and that the Buyer has the unqualified right to make available to the Seller the consigned materials, tools, and other information, including drawings, designs and specifications, for use by the Seller thereunder, and to grant licenses, if required, under the terms of this Agreement. Buyer shall indemnify Seller, its employees, agents, shareholders, licensees, sub-licensees, successors and assigns from any and all damages, costs and liabilities incurred by any of them arising out of the breach of the foregoing warranty by Buyer.

     11.3. Seller agrees that any rights it may have against any supplier of components or other materials used in Products manufactured hereunder, which rights arise out of a breach of any warranty of supplier with respect to such materials or components be subjugated to Buyer.

     11.4. Seller warrants to Buyer that the manufacturing services will conform to Buyer's applicable specifications at the time of delivery of the Products. Seller will transfer to Buyer any and all transferable warranties and indemnities Seller receives from the manufacturer of the electronic or other components/materials.

12.  LIMITATION OF LIABILITY

     12.1. In no event shall Seller be liable in connection with the performance or nonperformance of this agreement for indirect, incidental or consequential damages, loss of profits, loss of use or data or interruption of business, whether such alleged damages are labeled in tort, contract, warranty or indemnity, even if Seller has been advised of the possibility of such damages; and in no event shall Seller's liability arising out of the performance or nonperformance of this agreement, whether arising out of contract, tort (including negligence and strict liability) under any warranty, indemnity or any other legal or equitable form of action, exceed the aggregate purchase price paid by the Buyer for such Products under the agreement.

     12.2. Seller is performing work pursuant to specifications provided by Buyer; therefore, Seller shall not be liable for the technical adequacy or design of the Products, nor shall Seller be liable for the safety or regulatory compliance of the Products, including, but not limited to, ensuring the Product meets applicable government or responsible agency regulations. Buyer agrees to indemnify and save Seller harmless from and against all losses, expenses or damages arising out of any claim resulting from Seller's compliance with Buyer's specifications.

13.  TOOLING AND TEST EQUIPMENT

     The tooling, test equipment and other items identified in Exhibit I ("Tools") are property of Buyer. The parties agree to the following provisions with respect to the Tools listed under Exhibit I:

     13.1. Seller expressly agrees that all Tools are the property and assets of Buyer. Seller shall not assign, lease, license, pledge, loan, mortgage or otherwise part with possession or the right to possess the tools. Seller shall allow no claims, encumbrances or liens with respect to the Tools and shall not state or imply to any third party that Seller is the owner of the Tools.

     13.2. Seller agrees that all Tools will be used only to manufacture Buyer's Products, unless otherwise approved by the Buyer.

     13.3. The Seller agrees that it will follow normal industrial practice in the identification and maintenance of the property control records on all such tooling, and will make such records available for inspection by the Buyer at all reasonable times. This includes annual calibration requirements imposed by Buyer. All such reasonable labor costs associated with maintenance shall be absorbed by Seller. All material costs associated with maintenance will be the responsibility of Buyer. After the termination or completion of such order(s) and upon the request of the Buyer, the Seller shall furnish a list of such tooling in the form requested and shall make such tooling available for disposition by the Buyer.

     13.4. Seller shall make available to Buyer the following equipment for the purpose of enhanced ICT and functional testing of Products as desired by Buyer: 1) Hewlett Packard 3070 with POTS option, 2) Rod-L High Potential Tester.

14.  DEFAULT - DUE ON DEMAND

     14.1. If either party becomes insolvent, ceases to do business, or becomes a party to any bankruptcy or receivership proceedings, the other party may, with or without previous written notification to the first party, declare this Agreement terminated upon written notification to the first party.

     14.2. If either party shall be in default with respect to any of its obligations herein, the other party may notify the defaulting party in writing specifying the nature of the default; and if such default is not cured within thirty (30) days after the receipt of such notice, the notifying party may terminate this Agreement as of the effective date of notice of termination provided to the defaulting party.

     14.3. In the event this Agreement is terminated pursuant to this Section 14, Buyer shall forthwith pay to Seller

           14.3.1.   all outstanding invoices,

           14.3.2. the per unit price for all completed but un-shipped Products as of the termination, plus freight and other charges hereunder,

           14.3.3. a negotiated price mutually agreed by both Buyer and Seller for all work in process, and

           14.3.4. the cost of all Excess Materials ordered plus 9.5% for released purchase orders.

     14.4. Seller is to return all "tools", drawings, and other consigned or proprietary material or information to Buyer. Terminating Party's rights pursuant to this Section 14 are in addition to all other remedies provided by law or equity.


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

15.  LIAISON

     Each party designates the person below as its primary representative that the other party may contact for exchanging information concerning this Agreement. Either party may change its representative by written notice to the other.

     Buyer:     Premisys Communications, Inc.     Seller:   CMC Mississippi Inc.
                48664 Milmont Drive                         1801 Fulton Drive
                Fremont, CA  94538                          Corinth, MS  38834

     Phone:     (510) 353-7660                    Phone:    (800) 359-2928

     Attn:      John Scheff                       Attn:     Al Laffoon

     Title:     Director of Materials             Title:    Sr. V.P. Program
                                                            Management

16.  NOTICE

     16.1. Except as otherwise provided in this Agreement, all notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either

           16.1.1.   delivered by hand,

           16.1.2.   made by telex, telecopy or facsimile transmission,

           16.1.3.   sent by overnight courier, or

           16.1.4. sent by registered mail, return receipt requested, postage prepaid.

     If to Seller:

                     CMC Mississippi Inc.              Attn:     Al Laffoon
                     1801 Fulton Drive                 Phone:    (800) 359-2928
                     Corinth, MS  38834                Fax:      (601) 287-3469

     If to Buyer:    Premisys Communications, Inc.     Attn:     John Scheff
                     48664 Milmont Drive               Phone:    (510) 353-7660
                     Fremont, CA  94538                Fax:      (510) 353-7601

     16.2. All notices, requests, consents and other communications hereunder shall be deemed to have been given either

           16.2.1. if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above,

           16.2.2. if made by telex, telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise,

           16.2.3. if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or

           16.2.4. if sent by registered mail, on the 5th business day following the day such mailing is made.

17.  EXHIBITS

    The following document(s) are attached to and made a part of this Agreement:

     Exhibit I       Tools

18.  TERMINATION

     This Agreement may be terminated by either party upon one hundred-twenty
     (120) days prior written notice. In the event of such termination, Seller shall continue shipment of all orders accepted prior to the date of such notice, and Buyer shall remain obligated to accept and pay for such deliveries at the agreed-upon price, and to be liable for payment for all Excess Material pursuant to Section 5.4 hereof.

     18.1. This agreement may be terminated immediately for cause by either party in the event the other party:

           18.1.1.   Shall become insolvent;

           18.1.2.   Ceases to function as a going concern;

           18.1.3. Fails to perform any of its obligations hereunder so as to be in default and fails to cure said default within thirty
                     (30) days after written notice hereof.

     18.2. Notwithstanding termination of this agreement, Buyer shall be liable for payment for all Products pursuant to orders accepted by Seller and for all Products delivered to and accepted by Buyer prior to the effective date of termination of this agreement.

19.  GENERAL PROVISIONS

     19.1. Entire Agreement; Amendment

           This document and its Exhibits contain the entire Agreement between the parties relating to the subject matter hereof. All prior or contemporaneous agreements, written or oral, between the parties regarding the Products and services are superseded by this Agreement. This Agreement may not be modified except by written document signed by an authorized representative of each party.

     19.2. Force Majeure

           Neither party shall be liable for delay or defaults due to fire, weather, riot, strikes, acts of God, acts of the public enemy, or other similar unforeseeable events or causes beyond the reasonable control and without the fault or negligence of the party incurring such delay.

     19.3. Waiver

           No term of this Agreement shall be considered waived and no breach excused by either party unless made in writing by the other party. No consent, waiver, or excuse by either party, express or implied, shall constitute a subsequent consent, waiver or excuse.

     19.4. Nonassignment

           Neither party shall assign this Agreement without the consent of the other party provided, however, that either party may assign this Agreement and its rights hereunder, without the consent of the other, to its parent corporation or any subsidiary or corporate affiliate of it.

     19.5. Governing Law and Language.

           This Agreement shall be governed by California law, without reference to conflict of laws principles (and specifically excluding the United Nations Convention on Contracts for the International Sale of Goods), and is in the English language only, which language shall be controlling in all respects. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

     19.6. Arbitration.

           Any dispute arising out of or relating to this Agreement, or the interpretation, making, performance, breach or termination thereof, shall be finally settled by binding arbitration in San Francisco, California under the Rules for International Arbitration of the American Arbitration Association, by three arbitrators reasonably familiar with the technology and business pertaining to the products covered by this Agreement, appointed in accordance with said Rules. The arbitrators shall apply

           California law to the merits of any dispute or claim, without reference to rules of conflicts of law. The arbitration and all pleadings and written evidence shall be in the English language. Judgment on the award entered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court having jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, without breach of this arbitration agreement and without any abridgment of the power of the arbitrator.

     19.7. Severability

           If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

     19.8. Headings

           All headings and captions included in this Agreement are for convenience of reference only and are not intended to affect the interpretation of any provision hereof.


     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, in one or more counterparts, on the dates set forth below:


                 CMC                              PREMISYS
           MISSISSIPPI INC.                  COMMUNICATIONS, INC.
              (Seller)                             (Buyer)

By:  /s/Jack L. O'Rear                       /s/Tony Flores
   --------------------------------          --------------------------------
     (Authorized Representative)                 (Authorized Representative)

        Jack L. O'Rear                          Tony Flores
   --------------------------------          --------------------------------
             (Printed Name)                             (Printed Name)

        President                               VP of Operations
   --------------------------------          --------------------------------
                (Title)                                     (Title)

        9 Jan 97                                1/9/97
   --------------------------------          --------------------------------
                 (Date)                                     (Date)

                                    EXHIBIT I

Tools

Seller shall build and maintain burn-in fixtures, high-potential fixtures and ICT fixtures for Buyer at Buyer's request upon submission of Purchase Orders. Such tools shall remain the sole property of Buyer and shall reside at Seller's location until Buyer otherwise requests.